FOR FURTHER INFORMATION:

Bill Hodges	Stephanie Bonestell
Chief Financial Officer	Manager, Investor Relations & Public Relations
(919) 913-1030	(919) 913-1030

POZEN REPORTS THIRD QUARTER 2011 RESULTS

Chapel Hill, N.C., November 3, 2011 — POZEN Inc. (NASDAQ: POZN), a pharmaceutical company committed to transforming medicine that transforms lives, today announced results for the third quarter ended September 30, 2011.

Corporate Highlights

•
The PA32540 Phase 3 pivotal studies have been fully enrolled.  The primary endpoint in both studies is the cumulative incidence of gastric ulcers following administration of either PA32540 or 325 mg enteric-coated aspirin in subjects at risk for developing aspirin-associated gastric ulcers.  Completion of the 6-month studies is anticipated in 1H 2012 and the New Drug Application (NDA) submission is targeted for Q3 2012.

•
The long term safety study, a 12-month, Phase 3 study to evaluate the long-term safety of PA32540 in subjects who are at risk for developing aspirin-associated gastric ulcers has been completed. In the study, adverse events were as expected and consistent with what would be expected in this population of patients requiring cardio-aspirin therapy and with the known safety profile of the PA components.

•
As previously announced, the Company selected Keelin Reeds LLC to assist in the strategic partner search for PA32540 for both the U.S. and globally.  Keelin Reeds is a global expert in helping life sciences companies value pipeline assets, develop business development strategies and execute partnership transactions.

•	Year-to-date net sales of Treximet® (sumatriptan / naproxen sodium) were $68.0 million, generating a year-to-date royalty of $12.2 million.

•
Year-to-date net sales of VIMOVO™ (naproxen / esomeprazole magnesium) delayed-release tablets were $19.8 million, generating a year-to-date royalty of $1.7 million.  VIMOVO has now been launched in a total of 25 countries including the U.S.

•
The United States District Court for the Eastern District of Texas issued a favorable verdict in the litigation between POZEN and several generic pharmaceutical companies which had filed Abbreviated New Drug Applications (ANDAs) seeking approval from the U.S. Food and Drug Administration (FDA) to market generic copies of Treximet. Treximet is marketed by POZEN’s exclusive U.S. licensee, GlaxoSmithKline (GSK). Each of the defendants has appealed the decision to the U.S. Court of Appeals for the Federal Circuit.

Third Quarter Results

For the third quarter of 2011, POZEN reported revenue of $4.9 million, comprised of royalty on sales of Treximet of $4.1 million and VIMOVO royalty of $0.8 million. For the third quarter of 2010, the Company reported total revenue of $4.3 million, resulting from royalty on sales of Treximet of $3.9 million, and $0.4 million from royalty on sales of VIMOVO.

Operating expenses for the third quarter of 2011 totaled $12.0 million, as compared to $13.0 million for the comparable period in 2010. The decreased operating expenses in the third quarter of 2011 were primarily due to $2.6 million less in patent litigation expenses, partially offset by higher PA32540 development and pre-commercialization expenses.

The Company reported a net loss of ($7.1) million, or ($0.24) per share on a diluted basis, for the third quarter of 2011, compared to net loss of ($8.6) million, or ($0.29) per share on a diluted basis, for the third quarter of 2010.

Nine Month Results

For the nine months ended September 30, 2011, POZEN reported revenue of $14.0 million compared to $39.5 million for the same period in 2010.  The decrease in revenue is due to the prior year receipt of a $20.0 million milestone payment from AstraZeneca and the prior year amortization of upfront payments received pursuant to the collaboration agreement with AstraZeneca.

Operating expenses for the nine months ended September 30, 2011 were $33.2 million compared to $35.0 million in the same period in 2010.  The decrease in operating expenses is due to $7.2 million less in patent litigation costs, partially offset by higher PA32540 development and pre-commercialization costs.

The Company reported a net loss of ($19.2) million, or ($0.64) per share on a diluted basis for the nine month period ended September 30, 2011, compared to a net income of $4.6 million, or $0.15 per share on a diluted basis, for the same period in 2010.

Balance Sheet

At September 30, 2011, cash, cash equivalents and short-term investments totaled $46.4 million compared to $64.1 million at December 31, 2010.  The Company had an accounts receivable balance of $4.9 million from GlaxoSmithKline and AstraZeneca at September 30, 2011.

Outlook

As previously announced on October 4, 2011, we are estimating 2011 revenue to be in the range of $18-$19 million.  We are estimating 2011 operating expenses to be in the range of $45.5-$47.5 million and estimating a full year net loss of $27-$29 million.  At the end of the year, we project our cash and short-term investment balance to be in the range of $39-$41 million.

In 2012, we expect that our R&D costs will be substantially lower due to the completion of our PA32540 Phase 3 studies and our current plan targets a 2012 year-end cash and short-term investment balance of greater than $30 million.

Third Quarter Results Webcast

POZEN will host a webcast to present third quarter 2011 results and management’s outlook on Thursday, November 3, 2011 at 11:00 a.m. (EDT).  The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc. is a progressive pharmaceutical company that is transforming how the healthcare industry addresses unmet medical needs. By utilizing a unique in-source model and focusing on integrated therapies, POZEN has successfully developed and obtained FDA approval of two self-invented products in two years – something almost no other small pharmaceutical company has done. Funded by these two milestone/royalty streams, POZEN is now creating a portfolio of cost-effective, evidence based integrated aspirin therapies designed to enable the full power of aspirin by reducing its GI damage.

The Company's common stock is traded on The NASDAQ Global Market under the symbol "POZN". For more detailed company information, including copies of this and other press releases, please visit www.pozen.com.

About PA

POZEN is creating a portfolio of integrated aspirin therapies – the PA product platform.  The products in the PA portfolio are intended to significantly reduce gastric ulcers compared to taking aspirin alone.

The first candidate is PA32540.  It is a coordinated-delivery tablet combining immediate release omeprazole, a proton pump inhibitor (PPI), layered around an aspirin core with a pH-sensitive coat.  This novel, patented product is administered orally once a day and is being investigated for the secondary prevention of cardiovascular disease in patients at risk for aspirin-induced gastric ulcers.  POZEN has completed enrollment for the long-term safety study and the two pivotal studies, and is targeting a New Drug Application (NDA) submission in the third quarter of 2012.

Additionally, POZEN is conducting exploratory work on integrated aspirin therapies for other pain and pain-related conditions.

About VIMOVO

VIMOVO™ (naproxen / esomeprazole magnesium) is a fixed-dose combination of delayed-release enteric-coated naproxen, a non-steroidal anti-inflammatory drug (NSAID), and immediate-release esomeprazole, a stomach acid-reducing proton pump inhibitor (PPI), approved for the relief of signs and symptoms of osteoarthritis, rheumatoid arthritis, and ankylosing spondylitis, and to decrease the risk of developing gastric ulcers in patients at risk of developing NSAID-associated gastric ulcers. VIMOVO is not recommended for use in children younger than 18 years of age. VIMOVO is not recommended for initial treatment of acute pain because the absorption of naproxen is delayed compared to absorption from other naproxen-containing products. Controlled studies do not extend beyond 6 months. VIMOVO should be used at the lowest dose and for the shortest amount of time as directed by your health care provider.

For Full Prescribing Information see www.vimovo.com.

About Treximet

Treximet® (sumatriptan / naproxen sodium) was approved by the U.S. Food and Drug Administration (FDA) in April 2008 for the acute treatment of migraine attacks, with or without aura, in adults. The product is formulated with POZEN’s patented technology of combining a triptan with a non-steroidal anti-inflammatory drug (NSAID) and GlaxoSmithKline’s (GSK) RT Technology™. This migraine medication contains sumatriptan, a 5-HT1 receptor agonist that mediates vasoconstriction of the human basilar artery and vasculature of human dura mater, which correlates with the relief of migraine headache. It also contains naproxen, an NSAID that inhibits the synthesis of inflammatory mediators. Therefore, sumatriptan and naproxen contribute to the relief of migraine through pharmacologically different mechanisms of action.   As a result of this dual mechanism of action, Treximet has been shown to provide superior sustained pain relief compared to placebo and to both of the single mechanism of action components.

In May 2008, POZEN officially transferred to GSK the Investigational New Drug (IND) and New Drug Application (NDA) for the product. GSK is responsible for the commercialization of Treximet in the U.S. and POZEN receives a royalty based on net sales of Treximet from GSK.  Beginning January 1, 2010, that royalty rate increased to 18 percent.

POZEN also has ex-U.S. rights to develop and market sumatriptan and naproxen combinations at other doses.

For Full Prescribing Information see www.treximet.com.

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on current market data and research (including third party and POZEN sponsored market studies and reports), management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet® and our dependence on AstraZeneca for the sales and marketing of VIMOVO™; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended June 30, 2011. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Royalty revenue	$4,901,300	$4,345,725	$13,950,234	$12,211,685
Other licensing revenue	—	—	—	27,201,079
Development revenue	—	3,990	—	97,179
Total revenue	4,901,300	4,349,715	13,950,234	39,509,943
Operating expenses:
Selling, general and administrative	5,704,855	7,019,534	14,773,502	17,901,386
Research and development	6,284,488	5,982,171	18,467,690	17,088,901
Total operating expenses	11,989,343	13,001,705	33,241,192	34,990,287
Other income:
Interest and other income, net	21,781	65,697	136,902	127,967
Income (loss) before income tax benefit	(7,066,262)	(8,586,293)	(19,154,056)	4,647,623
Income tax benefit	—	—	—	—
Net income (loss) attributable to common stockholders	$(7,066,262)	$(8,586,293)	$(19,154,056)	$4,647,623

Basic net income (loss) per common share	$(0.24)	$(0.29)	$(0.64)	$0.16

Shares used in computing basic net income (loss) per common share	29,915,347	29,897,602	29,908,417	29,871,407

Diluted net income (loss) per common share	$(0.24)	$(0.29)	$(0.64)	$0.15

Shares used in computing diluted net income (loss) per common share	29,915,347	29,897,602	29,908,417	30,229,225

POZEN Inc.
Balance Sheets
(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$34,719,994	$31,232,083
Short-term investments	11,719,753	32,858,549
Accounts receivable	4,901,300	4,038,726
Prepaid expenses and other current assets	375,555	1,498,995
Total current assets	51,716,602	69,628,353
Equipment, net of accumulated depreciation	87,481	70,033
Total assets	$51,804,083	$69,698,386

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$509,241	$2,972,309
Accrued compensation	1,668,367	2,327,327
Accrued expenses	4,291,426	2,504,147
Accured contract costs	1,939,677	—
Deferred revenue	257,300	—
Total current liabilities	8,666,011	7,803,783

Long-term liabilities:
Accrued contract costs	—	1,266,491
Total liabilities	8,666,011	9,070,274

Total stockholders’ equity	43,138,072	60,628,112
Total liabilities and stockholders’ equity	$51,804,083	$69,698,386

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